Exhibit 23.1

Pollard-Kelley Auditing Services, Inc.
Auditing Services                                             4500 Rockside Road, Suite 450, Independence, OH 44131 330-864-2265

Report of Independent Registered Public Accounting Firm

Liberty Capital Asset Management, Inc.
Henderson, NV

We have audited the accompanying balance sheets of Liberty Capital Asset Management, Inc. as of March 31, 2009 and CD Bank DBA Liberty Capital as of March 31, 2008, and the related statements of income, changes in stockholders’ equity, and cash flows for the two years in the period ended March 31, 2009.  These financial statements are the responsibility of the Company’s management.  Our responsibility is to express an opinion on these financial statements based on our audits.

We conduct our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States).  Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement.  An audit includes examining on a test basis, evidence supporting the amounts and disclosures in the financial statements.  An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation.  We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of the Company at March 31, 2009, and the results of its operations and it cash flows for the two years in the period ended March 31, 2009, in conformity with U.S. generally accepted accounting standards.

Pollard-Kelley Auditing Services, Inc.

/S/ Pollard-Kelley Auditing Services, Inc.

Independence, Ohio
July 15, 2009